Into The Box

Into The Box is saying goodbye to hotel hell by creating one-of-a-kind, themed pop-up lodging experiences while bringing environmental sustainability through regenerative tourism to the $600 billion hospitality industry.


say goodbye to hotel hell
INTO THE BOX

Invest Now

$99.43 minimum investment

DEADLINE
July 15, 2022
in 3 months

SHARE PRICE
$1.63

TOTAL RAISED
$34,196

VALUATION
$7,970,700

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch > Updates Discussion

Introduction

When the COVID-19 pandemic hit, our Into The Box (ITB) President, Chris, spent four months renovating an old shuttle bus into an off-grid tiny home. This experience led him to envision a new type of vacation rental that would showcase how traveling in an environmentally-sustainable way doesn't mean giving up modern comforts, and even facilitates a more authentic, individualized travel experience! His vision became Into The Box.

Into the Box is developing themed pop-up vacation rentals that aim to provide memorable travel experiences while focusing on regenerative tourism - a new form of ecotourism that goes beyond conventional sustainability - and giving the masses the opportunity to experience off-grid living. We believe we have the opportunity to be the ideal option for many different travelers including:

- Those seeking unique and inspiring accommodations
- People who are wanting to live more sustainably and conscious of their carbon footprint when traveling
- Folks who are anxious to travel and stay in hotels and crowded locations due to COVID-19








Disclaimer: The images are conceptual renderings and are proposed for illustrative purposes only. The images aren't necessarily representative of the scale, height, density or design that would be approved now or in the future.

> **The global hotel industry must reduce its greenhouse gas emissions per room per year by 66% from 2010 levels by 2030, and 90% by 2050 to stay within the 2° threshold.**
>
> *International Tourism Partnership (ITP)*

Problem

Into The Box plans to solve three major pitfalls our team has identified in the hospitality industry:

1. *Sustainability as a Marketing Tactic* - National vacation rental services today tout their operations as "eco conscious," but in reality create industrial waste by building new vacation units. To mitigate the impacts of climate change and to keep the global temperature well below two degrees Celsius, every aspect of the global economy, including the hospitality industry, must overhaul their entire operations to be sustainable.

2. *Neglecting the New Normal* - Due to the lasting impacts of the COVID-19 pandemic, almost half of all U.S. employees are now either working fully remote or partly remote (Source: Gallup). With this record number of remote workers, Americans across the country are looking for ways to get out of the house safely and switch up their office environment. Traditional hotels are simply ill-equipped to meet the needs of our changing workforce.

3. *Cookie-Cutter Accommodations* - The average traveler today, especially among the younger generations, is looking for an Instagrammable experience. However, most hotels and vacation rentals aren't unique or stylish enough to post on Instagram.

Solution

Into The Box's themed, pop-up vacation rental service aims to solve the current problems of the U.S. hospitality industry in the following ways:

Commitment to Sustainability

We believe our off-grid, entirely self-contained Boxes have the potential to be deployed in locations a traditional hotel could only dream of having. Whether it's at the summit of a mountain in Appalachia or the California desert, we plan to strategically deploy our Boxes in locations within 200 miles of 10 million people or more for easy accessibility, and to encourage more sustainable travel habits that allow vacationers to bypass plane travel and stimulate small town economies. We envision our Boxes being on a country-wide tour, that way you'll never be too far to experience our unique, immersive accommodations.

For our Boxes, we plan to use upcycled shipping containers that use 100% renewable solar energy. Once economically viable, Into The Box aims to use:

- Electric appliances
- Rainwater collection systems
- Electric trucks to transport shipping containers

Our efforts to contribute to regeneration travel efforts mitigate travelers' guilt that can be associated with traveling during the climate crisis. ITB goes beyond the concept of sustainable tourism and not doing any harm to a place, but identifies how we can creatively improve the condition of a community where our Boxes are located.

Protecting Your Health

The COVID-19 pandemic has created a sense of uneasiness amongst travelers and remote workers. Into the Box sets out to provide private and comfortable accommodations for single travelers to vacationing families - replacing the need for other crowded and uncomfortable accommodations.

Providing Inspiring Environments

Into The Box capitalizes on the trend of immersive experiences and is working to provide multiple inspiring environments for every traveler - for those seeking a trendy vacation to folks wanting to switch up their home office location. We envision our Boxes being artist-designed, curated experiences that will be perfect for Instagram.

What makes Into the Box different?


UNIQUE
Since no two Boxes share the same theme, each ITB experience will be entirely different from the one before.
SUSTAINABLE
Our carbon-neutral Boxes will function off-grid using solar power.
SAFE
Private accommodations with apartment-style amenities will mean saying goodbye to crowded hotels.

> **"The shorter the distance from home you travel, the lower your carbon footprint. Finding local adventures... is among the greenest forms of travel. Consider driving a few hours... Even a small adventure can feel a world away."**
>
> *NYT Guide to Sustainable Travel*

Business Model


HOW AN ITB BOX IS MADE
FROM SURF TO TURF
DROPPING THE BOX
INITIAL CONCEPT
ITB will poll our consumer base to decide on a theme.
BOX BUILDOUT
Our ITB design team will give new life to a shipping container by building the Box.
DEPLOYMENT
The Box will then be installed at its first pop-up location.
RENTAL POP-UP
For the next 6-12 months, the Box will be available for rent as an off-grid, sustainable experience.
RELOCATION
The Box will move on to its next home somewhere else in the country!

Please be aware that this company is at the pre-revenue stage. These forward-looking statements are not guarantees of future performance and involve a high degree of known and unknown risks, uncertainties, assumptions, and other important factors, many of which are beyond the control of the Company and its management.

Into The Box's exciting new business model plans to capitalize on both the social media-heavy world we live in and the younger generations' desire for more personalized travel experiences by creating **unique, limited-time travel lodging opportunities.**

We plan to develop individual Boxes that are:

- One-of-a-kind
- Dropped on location for a limited time

Due to ITB's vision for exclusivity, novelty, and luxury apartment-style amenities, we anticipate high demand that may allow us to charge a **premium** for the experiences we curate.

In addition to our vision of a changing lineup of themed Boxes in locations hotels rarely have access to, we plan to expand our revenue streams in several ways, including:

- **Remote Work Boxes:** Partnering with large firms to provide their employees the opportunity to work remotely from a Box in an incredible location. We believe this remote work benefit will be highly valuable to large corporations who are increasingly trying to find unique perks to aid in hiring and retaining their employees as the demand for remote work continues to grow and become normalized.
- **Public/Private Partnerships:** We envision partnering with municipalities, state & federal parks, and other government bodies to use our Boxes to promote eco-tourism.
- **Box Villages:** The creation and deployment of Box villages comprising 5-20 units on a permanent location, designed for long-term, environmentally-sustainable rentals.


20' Box


40' Box

Disclaimer: The images are conceptual renderings and are proposed for illustrative purposes only. The images aren't necessarily representative of the scale, height, density or design that would be approved now or in the future.

Unlike many startup ventures, a successful exit for Into The Box does not require the sale or licensing of a patent or intellectual property, nor does it require acquisition by a large institutional player in the space.

> **There is a lot of overlap between Millennials and Gen Zers' travel traits: They are socially and environmentally conscious, they want a mobile-first approach, and they desire authentic local experiences.**
>
> *TELUS International*

Market



TRADITIONAL CHAIN HOTELS
VS
INTO THE BOX
Mundane, uninspired stays that are quickly forgotten
Inherently wasteful and environmentally irresponsible
Cramped quarters, uninspiring locations
Memorable, themed experiences that create a lasting impact
Recycled, solar powered, and invested in local communities
Room to roam in unbeatable locations

Into The Box plans to disrupt the $600 billion hotel industry by aiming to be one of the first non-hotels to have a national presence in the short-term rental space. We've identified three main market opportunities:

1. Gen Z and Millennial travelers looking for an Instagrammable and exclusive vacation experience
2. Travelers seeking out sustainable and environmentally-conscious accommodations
3. Families and remote workers looking for private lodging amidst the ongoing COVID-19 pandemic

Value of Hotel Alternatives:

› 400,000 companies directly engage with Airbnb to manage travel for their employees, showcasing an emerging market need for individualized corporate accommodations.

› In a recent survey, 86% of respondents said the location of their Airbnb was more convenient than a hotel. While traditional hotels are often only viable in locations that can support 100 rooms or more, we're working to develop Boxes that can be deployed and operate in any terrain.

› 58% of millennials indicate social media worthiness is a major factor in their booking decisions. As a destination within a destination, we're working to develop Boxes to provide a memorable experience that a traditional hotel simply can't replicate.

(Source: iProperty Management)

Current Travel Demographics



18 to 44 Years Old
45 to 64 Years Old
65+ Years Old

› In Booking.com's Destination Gen Z project, 56% of survey respondents said they consider the environmental impact that traveling has on their destinations when deciding where to go. Because each of our proposed pop-up units is self-contained and entirely self-sufficient, when we're ready to move on to the next location we plan to leave nothing but Box prints.

› A Skift study recently found that the majority of Gen Z travelers say they're willing to pay higher rates for a travel service provider that demonstrates environmental responsibility. With nearly half of Millennials surveyed agreeing, we believe our Boxes are likely to command a premium rental rate.

› A recent study by UNiDAYS found that Gen Z is an "always-on" traveler, with half of those surveyed saying they travel upwards of 50 miles every few months. According to the study, "Gen Zers travel consistently year-round while still preferring to make spur-of-the-moment travel plans."

Our pop-up circuit business model provides ever-changing opportunities for repeat travelers to have memorable, immersive experiences.

(Source: Telus International)

"Into The Box combines innovative artistic design and sustainability into a disruptive opportunity for the U.S. hospitality industry. In my opinion, Into The Box's business model is able to generate greater profit margins than a traditional hotel/motel business due to reduced overhead costs and a unique ground lease structure."

Nathalia Cetertick
ParkerPoe

Success to Date

- Established relationships with prominent social media figures including:
  - Off-grid Instagram Influencer, Whitney Wildflower
  - Popular travel/vacation home Instagram page, The Cabin Land
- Negotiated used shipping container supply agreement with MobileMod
- Successfully created a model off-grid system reliant solely upon solar power
- Robust community of actively engaged individuals on social media who have expressed an interest in booking this summer

"I think your [ITB] guests will be pleasantly surprised by the off-grid experience and the luxury you can have while living off-grid."

Whitney Wildflower
Off-Grid Influencer

Team




Chris Wartko

President

With a J.D. from Emory Law and a B.A. from UCLA, Chris is well-versed in the real estate development process, from initial entitlements to final delivery. Having found himself in sales, legal, development, and marketing roles in both residential and commercial real estate, he's worked across five major U.S. markets, and directly worked on real estate development projects spanning 38 states.

When the pandemic hit, Chris spent four months renovating an old shuttle bus into an off-grid tiny home. This experience led him to envision a new type of vacation accommodation that would showcase how traveling in an environmentally-sustainable way doesn't mean giving up modern comforts, and even facilitates a more authentic, individualized travel experience!




Maya Bovshow

Vice President

Maya is a California Real Estate Broker, RE tech enthusiast and UCLA graduate with a B.S. in Communications. Her business development experience spans across high tech startups, marketing teams and commercial and residential real estate brokerages. She's currently a Sales Operations Manager for Trust Properties USA, the leading probate and trust real estate brokerage in California. Upon graduating early, she took a year to travel and work abroad in a hostel in the Middle East. Maya is excited to bring her experience in and passion for hospitality to Into The Box!




Claire Pfitzinger

Marketing & Sustainability Director

Before joining the Into The Box team as Marketing and Sustainability Director, Claire worked in the U.S. environmental nonprofit sector. She focused on U.S. decarbonization and grid electrification, most recently at Sierra Club, a leading U.S. environmental organization. Claire is excited to put her operational and former social media management and marketing experience to use, as well as build out the Into The Box sustainability strategy. Claire is a fellow UCLA Bruin and graduated with a B.A. in International Development Studies.

Testing The Waters Materials

- Prelaunch Investor Event
- TTW Pitch Deck

Use of Proceeds

If the offering's maximum amount of $749,999 is raised:

Use	Value	% of Proceeds
Compensation for managers	$125,000	16.7%
Payroll (non-managers)	$135,000	18.0%
Container Buildout	$248,000	33.1%
Container Transport	$24,000	3.2%
Ground Lease Agreements	$24,500	3.3%
Warehouse Facility Lease	$50,000	6.7%
Marketing	$30,000	4.0%
Admin/Office	$19,032	2.5%
Travel	$15,000	2.0%
Legal/Professional Fees	$22,500	3.0%
Facility Improvements	$20,217	2.7%
Intermediary fees	$36,750	4.9%

Terms

This is an offering of Netcapital Class B, under registration exemption 4(a)(6), in Into The Box Inc.. This offering must raise at least $10,000 by July 15, 2022 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Into The Box may issue additional securities to raise up to $749,999, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

5,350,122 shares
× $1.63 per share

$8,720,699 implied valuation

Financials

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC Filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

› Form C on February 14, 2022

Understand the Risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

More Info

› Website

› Facebook

Updates

Mar 9, 2022 • Are you subscribed to ITB's newsletter? We send...

Mar 1, 2022 • In our first week live, Into The Box made...

Feb 14, 2022 • Primary offering of 460,122 shares at $1.63

Feb 14, 2022 • Filed Form C

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